UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ____________________________


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  February 5, 2003


                             KINGDOM VENTURES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                     NEVADA
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)


          000-32273                                      88-0419183
   (COMMISSION FILE NUMBER)                   (IRS EMPLOYER IDENTIFICATION NO.)


                  1045 STEPHANIE WAY
                    MINDEN, NEVADA                                89423
 (ADDRESS OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)          (ZIP CODE)
 -----------------------------------------------------          ----------

                                 (775) 267-2242
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)



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ITEM  .  OTHER  EVENTS.

     On February 3, 2003, the Board of Directors of Kingdom Ventures, Inc. (the "Company") approved a restructure plan (the "Restructure Plan") in which the Company adopted and recommended to its stockholders an amendment to its Articles of Incorporation to provide for the creation additional series of the Company's Common Stock. Such rights of each series will be determined by the Board of Directors and will be on a par with the existing Common Stock except that it will not be registered or trade on the open market. Subject to the approval of the amendments, the Board of Directors created a Series B Common Stock and declared a stock dividend of two shares of the Series B Common Stock for each share of the outstanding Common Stock to shareholders of record on February 5, 2003. In addition, the Board of Directors approved the exchange 1,233,388 shares of a new series of Preferred Stock (the "Series A Preferred") for $246,777.65 in outstanding indebtedness to J&J Holdings, Inc., an affiliate of the Company's President, at the rate of one share of Series A Preferred for each $.20 of indebtedness. The Series A Preferred is not entitled to a dividend and has a liquidation preference of $.20 per share. It is entitled to 200 votes per share on any matter upon which the Common Stock may vote. The Restructure Plan may result in a change in control of the Company by placing a majority of the voting interests in the hands of the holders of the Series A Preferred.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


DATE:   February 5, 2003                   Kingdom Ventures, Inc.

                                           /s/ Gene Jackson
                                   By:     _____________________________
                                           Gene Jackson
                                           President and Chief Executive Officer


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